UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2016

EVOKE PHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36075	20-8447886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Lomas Santa Fe Drive, Suite 270 Solana Beach, California	92075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 345-1494

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

On December 19, 2016, Evoke Pharma, Inc. (the “Company”) entered into an Office Lease Agreement (the “Lease”) with SB Corporate Centre III-IV, LLC (the “Landlord”) pursuant to which the Company leased approximately 3,031 rentable square feet of space from the Landlord at 420 Steven Avenue, Suite 370, Solana Beach, CA 92075.  The Company will use the office space as its new corporate headquarters. The Lease will commence on January 1, 2017 and will expire on December 31, 2018 (the “Initial Lease Term”), unless earlier terminated, with an option to extend the Initial Lease Term for an additional two years subject to specified prior written notice. The Lease provides for, among other things, a monthly base rent during the Initial Lease Term in the amounts set forth in the table below:

Months	Monthly Basic Rent
1-12	$11,214.70
13-24	$11,551.14

If the Initial Lease Term is extended for the optional two-year period, the monthly base rent will be the then prevailing base rental rate for comparable space in the same submarket, as determined by the Landlord and accepted by the Company pursuant to the terms of the Lease. The Lease contains customary provisions allowing the Landlord to terminate the Lease if the Company is rendered insolvent, files a petition in bankruptcy, makes an assignment for the benefit of creditors or has failed to remedy a breach of any of its obligations under the Lease within time periods specified in the Lease.

In addition to rent, the Company agreed to pay a portion of the taxes and utility, maintenance and other operating costs paid or accrued in connection with the ownership and operation of the property.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by the Lease, a copy of which the Company intends to file with its Annual Report on Form 10-K for the year ending December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOKE PHARMA, INC.

Date: December 21, 2016	By:	/s/ David A. Gonyer
	Name:	David A. Gonyer
	Title:	President and CEO